EXHIBIT 99.1
                                                                   ------------

                     CHESAPEAKE ENERGY CORPORATION ANNOUNCES
             AGREEMENT TO PARTICIPATE IN THE OIL AND GAS ACTIVITIES
                           OF GREYSTONE OIL & GAS LLP

          MANAGEMENT TEAM OF GREYSTONE PETROLEUM LLC FORMS NEW COMPANY AFTER MAY 2004 SALE TO CHESAPEAKE; NEW COMPANY WILL CONTINUE
                         FOCUS IN THE ARK-LA-TEX REGION


OKLAHOMA CITY, OKLAHOMA, OCTOBER 26, 2004 - Chesapeake Energy Corporation (NYSE:
CHK) announced today the signing of a three-year joint development agreement with Greystone Oil & Gas LLP (Greystone), a privately-held partnership of Joe M. Bridges and Michael A. Geffert, formerly the senior executives of Greystone Petroleum LLC, a company purchased by Chesapeake in May 2004 for $425 million.

The agreement affords Chesapeake the exclusive right to acquire a fifty percent (50%) interest in any of Greystone's future oil and gas projects. During the term of the agreement, Greystone's management will devote all of its efforts to the evaluation and development of oil and gas projects in North Louisiana, East Texas, Southern Arkansas and Mississippi (Ark-La-Tex), a region in which Mr. Bridges and Mr. Geffert have devoted much of their professional careers and where they have a long history of successful development, including the Sligo Field in Bossier Parish, Louisiana, the principal asset in Chesapeake's May 2004 acquisition. Chesapeake will provide financial support for Greystone's project efforts and staffing needs in exchange for the right to acquire a 50% interest in Greystone's projects.

Aubrey K. McClendon, Chesapeake's Chief Executive Officer, commented, "We are very pleased to announce this participation agreement with Greystone. Through the course of discussing and completing the Sligo acquisition earlier this year, we realized that Joe and Mike were highly talented oil and gas finders in the Ark-La-Tex region, an area that Chesapeake has targeted for further expansion. We knew that after the sale of Greystone Petroleum, Joe and Mike would be a very attractive management team for private equity providers to invest with for a second time. We therefore decided to pitch them on the idea of forming a new Greystone with Chesapeake as their partner, rather than have private equity backing again.

We believe the deal structure is mutually beneficial - Joe and Mike are able to keep 100% of the equity in their company while Chesapeake obtains ground floor 50% participation in new projects in exchange for a G&A contribution that we consider to be reasonable. This is definitely a win-win for both companies and we look forward to a mutually beneficial relationship with Greystone in the years ahead."

Michael A. Geffert, one of Greystone's two managing partners, commented, "Joe and I are quite pleased with the opportunity to find new oil and gas reserves afforded by this joint development agreement with Chesapeake. We admire the manner in which Chesapeake is managed and directed. Chesapeake is a technically driven, seasoned developer of oil and gas reserves. They are versatile in all aspects of exploration and production and should be the perfect match for Greystone. This agreement allows us to hit the ground running and aggressively pursue our business plan across the Ark-La-Tex region, an area where Joe, our staff and I have explored and developed for many years. We are quite excited about our new relationship with Chesapeake."

Joe M. Bridges, also a managing partner of Greystone, added, "Mike and I regard this agreement with Chesapeake as an extraordinary opportunity. Chesapeake is the country's most active driller of new wells, is one of the industry's most active acquirers of natural gas properties and pursues a business strategy that fits very nicely with the types of projects we like to develop."


CHESAPEAKE ENERGY CORPORATION IS THE FOURTH LARGEST INDEPENDENT PRODUCER OF NATURAL GAS IN THE U.S. HEADQUARTERED IN OKLAHOMA CITY, THE COMPANY'S OPERATIONS ARE FOCUSED ON EXPLORATORY AND DEVELOPMENTAL DRILLING AND PRODUCING PROPERTY ACQUISITIONS IN THE MID-CONTINENT, PERMIAN BASIN, SOUTH TEXAS, ONSHORE GULF COAST AND ARK-LA-TEX REGIONS OF THE UNITED STATES. THE COMPANY'S INTERNET ADDRESS IS WWW.CHKENERGY.COM.